Exhibit 10.1

National Equipment Services, Inc. 8770 West Bryn Mawr, 4th Floor, Chicago, IL 60631 Ph: 773.695.3999 Fax: 773.714.0538 www.nesrentals.com

May 25, 2004

Mr. Andrew P. Studdert

2844 Blackhawk Road

Wilmette, IL 60091

Dear Andy:

This letter will conform the discussions we have had, and the agreement we have reached concerning the terms of your employment as President and Chief Executive Officer of National Equipment Services, Inc.  Your signature to this letter acknowledges acceptance and agreement to the provisions and terms outlined herein.

•                       As we discussed, the position of President and CEO will report to the Board of Directors of NES.  You will be elected a Director of NES upon your appointment as CEO.

•                       The annual salary for the position will be $400,000.  Your salary for the remainder of 2004 will be paid at that annual rate.  We have agreed that your official start date will be June 1, 2004.

•                       Your annual incentive cash bonus will be 87.5% of your salary.  In 2004 the bonus will be based upon a potential award of $210,000.  The performance criteria for 75% of this amount will be based upon achievement of established goals, and the remaining 25% will be paid at the discretion of the Board.  In subsequent years, the incentive bonus will be based upon a similar establishment and weighting of objectives and goals.

•                       The Board has granted you an option effective June 1, 2004 to purchase 500,000 shares of NES stock at $10 per share.  Twenty five percent of the options will vest in each of your first two years of employment, vesting on a quarterly basis.  The remaining 50% will cliff vest annually in equal installments in years 3-5.  In the event of change of ownership or control, all outstanding options will vest immediately.

•                       As an employee of NES, you will receive five weeks of vacation annually.  For the balance of 2004, you will be entitled to three weeks of vacation.  Vacation usage and accrual will follow typical employee benefit procedures.

•                       You will be covered and entitled to participate in all NES employee benefit plans.  Eligibility will be governed by individual plan provisions.  For your information, the medical/dental program requires completion of a 60 day waiting period upon commencement of your employment beginning June 1, 2004.

•                       In the unlikely termination of your employment for any reason other than misfeasance, malfeasance, or voluntary resignation, you will receive one year of salary as severance and applicable benefits coverage for that period of time.

Andy, I am delighted to represent the Board in welcoming you to NES.  We believe that with your leadership and integrity the organization will be truly successful.

If you are in agreement with these terms, please sign below, retaining a copy for your files.

Sincerely,

/s/ John P. Neafsey	/s/ Andrew P. Studdert
John P. Neafsey Chairman, NES Board of Directors	Andrew P. Studdert

	Date:	5/26/04

NES Rentals Holdings, Inc.
8770 W. Bryn Mawr, 4th Floor
Chicago, IL 60631
PH: (773)695-3999
FX: (773) 714-0538

August 11, 2004

Mr. Andrew P. Studdert

2844 Blackhawk Road

Wilmette, Illinois  60091

Dear Andy:

This letter will confirm the changes to the terms of your employment as President and Chief Executive Officer of NES Rentals Holdings, Inc. as originally reflected in your letter of May 25, 2004.  Your signature to this letter acknowledges acceptance and agreement to the provisions and terms outlined herein.  The fourth bullet point of the first letter is hereby amended by replacing the existing provision in its entirety with the following paragraph:

•                  The Board has granted you an option effective August 11, 2004 to purchase 500,000 shares of NES stock at $7.80 per share.  Twenty percent of the options will vest immediately, and twenty percent shall vest at the end of each of the next four succeeding years of employment, vesting on an annual basis.  In the event of a change of ownership or control, all outstanding options will vest immediately.

If you are in agreement with these terms, please sign below, retaining a copy for your files.

Sincerely,

/s/ John P. Neafsey	/s/ Andrew P. Studdert
John P. Neafsey	Andrew P. Studdert
Chairman, NES Board of Directors

	Date:	August 11, 2004